Exhibit 99.1

News Release

August 1, 2007
Contact:	Tom Lampen, ChoiceOne Bank (616) 887-2339 tlampen@choiceone.com

ChoiceOne Financial Announces Second Quarter Earnings For 2007

Sparta, Michigan - ChoiceOne Financial Services, Inc. reported second quarter net income of $901,000, an increase of $356,000 or 65% from the second quarter of 2006. Earnings per share for the second quarter of 2007 were $0.28, compared to $0.33 per share earned in the same period in 2006. Net income for the first six months of 2007 was $1,902,000, compared to $1,080,000 in the first half of 2006. Earnings per share for the first two quarters of 2007 were $0.59, which represented a 10% decrease from $0.65 per share in the first half of 2006. Earnings per share in 2007 were affected by the issuance of ChoiceOne stock in the merger with Valley Ridge Financial Corp. in November 2006. The growth in net income in 2007 is a result of the merger of ChoiceOne and Valley Ridge into one organization. Earnings amounts for the first and second quarters of 2006 do not include any earnings of Valley Ridge. The second quarter of 2007 represented the second full quarter of earnings for the combined organization.

James A. Bosserd, President and Chief Executive Officer, commented "We are pleased with our performance in the second quarter of 2007 given the slow growth and the depressed real estate values currently existing in Michigan. We still are seeing the benefits of our combined organizations. However, there still is a lot of stress in the business and consumer areas in Michigan. Our nonaccrual loans were $6.0 million at the end of June compared to $6.4 million as of December 31, 2006. We continue to work with these customers as they work out of difficult situations."

Total assets as of June 30, 2007 were $467 million, which represented growth of approximately $217 million or 87% from a year earlier, mostly as a result of the merger. Loans have grown $149 million or 82% in the last twelve months and increased $4 million in the second quarter of 2007 primarily through commercial loan growth offset by a decline in the residential mortgage portfolio. Deposits have increased $167 million or 89% since June 30, 2006. Since March 31, 2007, local deposits grew about $1 million while brokered deposits fell $7 million during that period, which caused total deposits to decline $6.6 million in the second quarter.

Total assets for the six months ended June 30, 2007 were relatively flat with residential mortgage loans declining and commercial loans replacing the runoff. Total deposits were down $11 million in the first half of 2007 with brokered certificates of deposit dropping $14 million, offset by approximately $3 million of local deposit growth.

The increase in net income in the second quarter and first half of 2007 resulted primarily from the merger and the restructuring of ChoiceOne's balance sheet in the fourth quarter of 2006. Net interest income was up $2.0 million or 104% for the second quarter of 2007 and $3.7 million or 97% in the first half of 2007 compared to the same periods in 2006. The merger with Valley Ridge added $202 million of earning assets in November 2006. ChoiceOne's interest rate spread was 35 basis points higher in the first half of 2007 than the same period in 2006. The merger helped reduce the cost of deposits as lower cost deposits replaced brokered deposits. Loans also repriced upward to a greater extent than certificates of deposit and borrowings. The yield on investment securities has been higher in the first two quarters of 2007 compared to the prior year as a result of repositioning the securities portfolio during the fourth quarter of 2006.

The provision for loan losses increased $245,000 in the second quarter of 2007 and $335,000 in the first half of 2007 compared to the same periods in the prior year. The higher provision level was believed prudent based on a higher level of net charge-offs and nonperforming loans in 2007 compared to the prior year, as well as continued concerns regarding the Michigan economy. Noninterest income increased $720,000 in the second quarter of 2007 and $1,484,000 in the first six months of 2007 compared to the same periods in 2006 primarily as a result of the merger with Valley Ridge. Deposit service charges were significantly higher with increases in insurance and investment commissions and bank owned life insurance income also adding to the income growth. Noninterest expense increased $2,004,000 in the second quarter of 2007 and $3,878,000 in the first six months of 2007 compared to the same periods in 2006. Increases in all expense categories have occurred in 2007 as a result of the increased size of ChoiceOne. Eighty full-time equivalent employees and nine branch offices were added to the organization from the merger with Valley Ridge. Advertising costs have been higher in the first two quarters of 2007 compared to the prior year as ChoiceOne increased exposure of the new organization. Noninterest expense included $232,000 of intangible amortization in the first six months of 2007 that resulted from the merger.

ChoiceOne Financial Services, Inc. is a bank holding company headquartered in Sparta, Michigan and the parent corporation of ChoiceOne Bank. ChoiceOne Bank operates thirteen full service offices in parts of Kent, Ottawa, Muskegon, and Newaygo Counties. ChoiceOne Bank offers insurance and investment products through its subsidiary, ChoiceOne Insurance Agencies, Inc. and mortgage products through its subsidiary, ChoiceOne Mortgage Company of Michigan. For more information, please visit ChoiceOne's web site at www.choiceone.com.

Forward-Looking Statements
This press release contains forward-looking statements. Words such as "anticipates," "believes," "estimates," "expects," "intends," "should," "will," variations of such words and similar expressions are intended to identify forward-looking statements. These statements reflect management's current beliefs as to the expected outcomes of future events and are not guarantees of future performance. These statements involve certain risks, uncertainties and assumptions that are difficult to predict with regard to timing, extent, likelihood and degree of occurrence. Therefore, actual results and outcomes may materially differ from what may be expressed or forecasted in such forward-looking statements. Factors that could cause a difference include, among others: changes in the national and local economies or market conditions; changes in interest rates and banking laws and regulations; the impact of competition from traditional or new sources; and the level and timing of asset growth; and the possibility that anticipated cost savings and revenue enhancements from the merger with Valley Ridge Financial Corp. may not be fully realized at all or within the expected time frames. These and other factors that may emerge could cause decisions and actual results to differ materially from current expectations. ChoiceOne undertakes no obligation to revise, update, or clarify forward-looking statements to reflect events or conditions after the date of this release.

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EDITORS NOTE: Media interviews with ChoiceOne Bank executives are available by calling Tom Lampen at (616) 887-2339 or tlampen@choiceone.com. Electronic versions of bank official headshots are also available.